Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2205	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FOURTH QUARTER AND FISCAL 2019 RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

Fiscal Year 2019 Revenue Increases over Fiscal Year 2018; Growth across all three Business Units

LaFox, IL, July 24, 2019: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its fourth quarter and fiscal year ended June 1, 2019. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2019 decreased 7.3% to $42.2 million compared to net sales of $45.5 million in the prior year’s fourth quarter based on the continued slowdown in the semiconductor wafer fabrication equipment market. PMT sales decreased $5.1 million; decreases were partially offset by higher sales in its PMG business including power conversion and RF and microwave components. The Company’s other businesses also performed well in the quarter. Canvys sales increased by $0.7 million or 10.8% due to higher demand in its North American market and new program wins. Richardson Healthcare sales increased $1.1 million or 68.7% as a result of higher sales of our ALTA750 TM Tube and replacement parts for diagnostic imaging equipment.

Gross margin decreased to $12.5 million, or 29.7% of net sales during the fourth quarter of fiscal 2019, compared to $15.5 million, or 34.1% of net sales during the fourth quarter of fiscal 2018. Margin decreased as a percent of net sales primarily due to a less favorable product mix, including a higher percentage of power conversion and RF and microwave components, as well as higher costs related to CT Tube production and Healthcare inventory write-downs. Gross margin in the fourth quarter of fiscal 2018 was also positively impacted by over absorption in LaFox manufacturing associated with higher demand from our customers in the semi-wafer fab equipment market.

Operating expenses were $12.5 million for the fourth quarter of fiscal 2019 compared to $13.7 million in the fourth quarter of fiscal 2018. The decrease in operating expenses resulted from lower incentive compensation expense as well as lower salary and other related expenses due to headcount reductions throughout fiscal 2019. Operating expenses as a percent of net sales decreased to 29.7% in the current quarter from 30.1% in last year’s fourth quarter.

In the fourth quarter of fiscal 2019, the Company recorded a $6.3 million non-cash Goodwill Impairment charge, which represented the full amount of Goodwill associated with the IMES reporting unit. The impairment resulted from fourth quarter events that decreased the forecasted future cash flows and the fair value of the IMES reporting unit below its book value as of the March 3, 2019 testing date.

As a result, the Company reported an operating loss of $6.4 million for the fourth quarter of fiscal 2019 compared to operating income of $1.9 million in the prior year’s fourth quarter. Excluding the non-cash Impairment of Goodwill, the Company would have reported a $46,000 operating loss for the fourth quarter of fiscal 2019.

Other income for the fourth quarter of fiscal 2019, including interest income and foreign exchange, was $0.3 million, the same as in the fourth quarter of fiscal 2018.

The income tax provision of $0.3 million for the fourth quarter of fiscal 2019 reflected a provision for foreign income taxes, which was lower than the prior year’s fourth quarter and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss. The tax provision of $0.5 million in last year’s fourth quarter included a provision for foreign income taxes and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss.

Net loss for the fourth quarter of fiscal 2019 was $6.4 million, compared to a net income of $1.7 million in the fourth quarter of fiscal 2018.

“We are pleased that our growth initiatives are creating new revenue streams for the Company. Sales of our ALTA750 TM CT Tube in the fourth quarter of fiscal 2019 were the highest since its introduction. Revenues resulting from our investments in new power and microwave technologies continue to increase significantly helping to offset the slowdown in the semi-fab market, and Canvys continues to win new programs and provide steady sales growth,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President.

Fiscal 2019 Results

Net sales for fiscal 2019 were $166.7 million, an increase of 2.1%, compared to net sales of $163.2 million for fiscal 2018. There were 52 weeks in fiscal 2019 compared to 53 weeks in fiscal 2018. Sales increased by $0.6 million or 0.5% for PMT, $1.3 million or 4.8% for Canvys and $1.6 million or 18.8% for Richardson Healthcare.

Gross margin decreased to $51.7 million for fiscal 2019, compared to $55.1 million for fiscal 2018. As a percentage of net sales, gross margin decreased to 31.0% of net sales for fiscal 2019, compared to 33.7% of net sales for fiscal 2018, primarily as a result of an unfavorable product mix and under absorption of manufacturing costs.

Operating expenses increased to $52.2 million for fiscal 2019, compared to $51.7 million in fiscal 2018. The increase was due to higher severance and legal expenses as well as an increase in bad debt expense, which primarily related to a large fiscal 2017 bad debt that was recovered and collected in fiscal 2018. These increases were mostly offset by lower incentive compensation expense. Operating expenses as a percent of net sales without the higher severance and legal costs as well as bad debt expense related to the large recovery in 2018 decreased to 30.5% in fiscal 2019 from 31.7% in fiscal 2018.

In the fourth quarter of fiscal year 2019, the Company recorded a $6.3 million non-cash Goodwill Impairment charge, which represented the full amount of Goodwill associated with the IMES reporting unit. The impairment resulted from fourth quarter events that decreased the forecasted future cash flows and the fair value of the IMES reporting unit below its book value as of the March 3, 2019 testing date.

Operating loss for fiscal 2019 was $6.8 million, compared to an operating income of $3.6 million for fiscal 2018, which included a $0.3 million gain on the disposal of assets. Excluding the higher severance, legal fees and bad debt expense related to the large recovery in 2018 as well as the Impairment of Goodwill, the Company would have reported an operating income of $0.8 million for fiscal 2019.

Other income for fiscal 2019, including interest income and foreign exchange, was $0.5 million, compared to other income of $0.2 million for fiscal 2018.

The income tax provision of $1.0 million for fiscal 2019 reflected a provision for foreign income taxes and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss. The tax provision of

$1.5 million for fiscal 2018 included a provision for foreign income taxes, additional tax due from an audit in Germany and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss.

Loss from continuing operations for fiscal 2019 was $7.3 million, compared to income from continuing operations of $2.3 million for fiscal 2018. Excluding the higher severance, legal costs and bad debt expense from the large recovery in 2018 as well as the Impairment of Goodwill, there would have been income from continuing operations of $0.3 million. In addition, during the second quarter of fiscal 2018, the Company received an income tax refund from the State of Illinois, inclusive of interest and net of professional fees, of $1.5 million. This refund was a result of the conclusion of the Illinois amended return related to the sale of RFPD in 2011 and was therefore, classified as income from discontinued operations.

Net loss for fiscal 2019 was $7.3 million, compared to a net income of $3.8 million inclusive of the tax refund for fiscal 2018.

CASH DIVIDEND

The Company also announced today that its Board of Directors declared a $0.06 quarterly dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on August 23, 2019, to common stockholders of record as of August 7, 2019.

Cash and investments at the end of fiscal 2019 were $50.0 million compared to $49.4 million at the end of the third quarter of fiscal 2019 and $60.5 million at the end of fiscal 2018. The Company spent $0.7 million during the quarter on capital expenditures primarily relating to equipment for Richardson Healthcare and our IT system versus $1.0 million during the fourth quarter of fiscal 2018. During the fourth quarter of fiscal 2019, the Company did not repurchase any shares of its common stock. Currently, there are 11.0 million outstanding shares of common stock and 2.1 million outstanding shares of Class B common stock.

CONFERENCE CALL INFORMATION

On Thursday, July 25, 2019, at 9:00 a.m. CDT, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s fourth quarter and fiscal year 2019 results.  A question and answer session will be included as part of the call’s agenda.

Step 1: Dial into the conference

Dial-in: 1-877-369-5230 or 1-617-668-3632

Access Code: 0421707##

Need an international dial-in number?

Step 2: Join the conference on your computer

Entry Link: https://ems8.intellor.com/login/816581

When you access the entry link above, you will be provided a choice - to install the WebEx plug-in for your preferred browser or to join the web conference using a temporary path. Either option is acceptable.

Need urgent assistance? Call 1-301-250-7202

A replay of the call will be available beginning at 11:00 a.m. CDT on July 26, 2019.  The toll-free telephone number for the replay is (877) 774-0327 or (302) 202-4127.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 2, 2018. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events, or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high value flat panel detector solutions, replacement parts, tubes and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 1, 2019	June 2, 2018
Assets
Current assets:
Cash and cash equivalents	$42,019	$60,465
Accounts receivable, less allowance of $339 and $309, respectively	24,296	22,892
Inventories, net	53,232	50,720
Prepaid expenses and other assets	3,067	3,747
Investments - current	8,000	—
Total current assets	130,614	137,824
Non-current assets:
Property, plant and equipment, net	19,111	18,232
Goodwill	—	6,332
Intangible assets, net	2,763	3,014
Non-current deferred income taxes	529	927
Total non-current assets	22,403	28,505
Total assets	$153,017	$166,329
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,943	$19,603
Accrued liabilities	11,273	10,343
Total current liabilities	28,216	29,946
Non-current liabilities:
Non-current deferred income tax liabilities	212	281
Other non-current liabilities	832	921
Total non-current liabilities	1,044	1,202
Total liabilities	29,260	31,148

Commitments and Contingencies

Stockholders’ equity
Common stock, $0.05 par value; issued and outstanding 10,957 shares at June 1, 2019 and 10,806 shares at June 2, 2018	547	540
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,097 shares at June 1, 2019 and 2,137 shares at June 2, 2018	105	107
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	61,012	60,061
Common stock in treasury, at cost, no shares at June 1, 2019 and at June 2, 2018	—	—
Retained earnings	59,703	70,107
Accumulated other comprehensive income	2,390	4,366
Total stockholders’ equity	123,757	135,181
Total liabilities and stockholders’ equity	$153,017	$166,329

Richardson Electronics, Ltd.
Consolidated Statements of Comprehensive (Loss) Income
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 1, 2019	June 2, 2018	June 1, 2019	June 2, 2018
Statements of Comprehensive (Loss) Income
Net sales	$42,163	$45,490	$166,652	$163,212
Cost of sales	29,651	29,997	114,917	108,130
Gross profit	12,512	15,493	51,735	55,082
Selling, general and administrative expenses	12,535	13,706	52,156	51,729
Impairment of goodwill	6,332	—	6,332	—
Gain on disposal of business	—	(88)	—	—
Loss (gain) on disposal of assets	23	—	23	(276)
Operating (loss) income	(6,378)	1,875	(6,776)	3,629
Other (income) expense:
Investment/interest income	(138)	(54)	(540)	(432)
Foreign exchange (gain) loss	(121)	(251)	84	224
Other, net	(5)	(9)	(9)	(23)
Total other income	(264)	(314)	(465)	(231)
(Loss) income from continuing operations before income taxes	(6,114)	2,189	(6,311)	3,860
Income tax provision	263	450	1,017	1,534
(Loss) income from continuing operations	(6,377)	1,739	(7,328)	2,326
Income from discontinued operations	—	—	—	1,496
Net (loss) income	(6,377)	1,739	(7,328)	3,822
Foreign currency translation (loss) gain, net of tax	(736)	(2,417)	(1,976)	1,580
Fair value adjustments on investments (loss) gain	—	—	—	(130)
Comprehensive (loss) income	$(7,113)	$(678)	$(9,304)	$5,272
Net (loss) income per Common share - Basic:
(Loss) income from continuing operations	$(0.50)	$0.14	$(0.57)	$0.18
Income from discontinued operations	—	—	—	0.12
Total net (loss) income per Common share - Basic:	$(0.50)	$0.14	$(0.57)	$0.30
Net (loss) income per Class B common share - Basic:
(Loss) income from continuing operations	$(0.44)	$0.12	$(0.51)	$0.16
Income from discontinued operations	—	—	—	0.11
Total net (loss) income per Class B common share - Basic:	$(0.44)	$0.12	$(0.51)	$0.27
Net (loss) income per Common share - Diluted:
(Loss) income from continuing operations	$(0.50)	$0.14	$(0.57)	$0.18
Income from discontinued operations	—	—	—	0.12
Total (loss) income per Common share - Diluted:	$(0.50)	$0.14	$(0.57)	$0.30
Net (loss) income per Class B common share - Diluted:
(Loss) income from continuing operations	$(0.44)	$0.12	$(0.51)	$0.16
Income from discontinued operations	—	—	—	0.11
Total net (loss) income per Class B common share - Diluted:	$(0.44)	$0.12	$(0.51)	$0.27
Weighted average number of shares:
Common shares - Basic	10,957	10,800	10,923	10,765
Class B common shares - Basic	2,097	2,137	2,106	2,137
Common shares - Diluted	10,957	10,930	10,923	10,824
Class B common shares - Diluted	2,097	2,137	2,106	2,137
Dividends per common share	$0.060	$0.060	$0.240	$0.240
Dividends per Class B common share	$0.054	$0.054	$0.220	$0.220

Richardson Electronics, Ltd.
Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended
	June 1, 2019	June 2, 2018
Operating activities:
Net (loss) income	$(7,328)	$3,822
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation and amortization	3,173	2,993
Inventory provisions	1,076	773
Gain on sale of investments	—	(183)
Loss (gain) on disposal of assets	23	(276)
Share-based compensation expense	697	533
Deferred income taxes	315	319
Impairment of goodwill	6,332	—
Change in assets and liabilities:
Accounts receivable	(2,030)	(1,764)
Inventories	(4,242)	(8,247)
Prepaid expenses and other assets	622	(627)
Accounts payable	(2,424)	3,457
Accrued liabilities	1,097	1,906
Other	126	246
Net cash (used in) provided by operating activities	(2,563)	2,952
Investing activities:
Capital expenditures	(3,874)	(5,239)
Proceeds from sale of assets	—	374
Proceeds from maturity of investments	9,800	12,315
Purchases of investments	(17,800)	(3,943)
Proceeds from sales of available-for-sale securities	—	913
Purchases of available-for-sale securities	—	(265)
Other	—	(3)
Net cash (used in) provided by investing activities	(11,874)	4,152
Financing activities:
Proceeds from issuance of common stock	259	97
Cash dividends paid	(3,076)	(3,048)
Net cash used in financing activities	(2,817)	(2,951)
Effect of exchange rate changes on cash and cash equivalents	(1,192)	985
(Decrease) increase in cash and cash equivalents	(18,446)	5,138
Cash and cash equivalents at beginning of period	60,465	55,327
Cash and cash equivalents at end of period	$42,019	$60,465

Richardson Electronics, Ltd.
Net Sales and Gross Profit
For the Fourth Quarter and Fiscal 2019 and Fiscal 2018
($ in thousands)

By Strategic Business Unit:

Net Sales
	Q4 FY 2019		Q4 FY 2018	% Change
PMT	$32,080		$37,240	-13.9%
Canvys	7,343		6,626	10.8%
Healthcare	2,740		1,624	68.7%
Total	$42,163		$45,490	-7.3%

	YTD FY 2019		YTD FY 2018	% Change
PMT	$128,902		$128,296	0.5%
Canvys	27,968		26,683	4.8%
Healthcare	9,782		8,233	18.8%
Total	$166,652		$163,212	2.1%

Gross Profit
	Q4 FY 2019	% of Net Sales	Q4 FY 2018	% of Net Sales
PMT	$9,734	30.3%	$12,762	34.3%
Canvys	2,359	32.1%	2,165	32.7%
Healthcare	419	15.3%	566	34.9%
Total	$12,512	29.7%	$15,493	34.1%

	YTD FY 2019	% of Net Sales	YTD FY 2018	% of Net Sales
PMT	$40,254	31.2%	$43,254	33.7%
Canvys	9,085	32.5%	8,410	31.5%
Healthcare	2,396	24.5%	3,418	41.5%
Total	$51,735	31.0%	$55,082	33.7%